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                                                               EXHIBIT NO. 10(q)


STATE OF ALABAMA  )

JEFFERSON COUNTY  )


                             SOUTHTRUST CORPORATION
                                JULIAN W. BANTON
              NONQUALIFIED DEFERRED COMPENSATION PLAN AND AGREEMENT


                  THIS PLAN AND AGREEMENT, by and between SOUTHTRUST CORPORATION, a Delaware corporation ("SouthTrust") and JULIAN W. BANTON ("Banton"), as follows:

                                   WITNESSETH:

                  WHEREAS, Banton has served SouthTrust and its banking subsidiary, SouthTrust Bank (the "Bank"), in an executive capacity for a number of years; and

                  WHEREAS, Banton has provided significant, outstanding and superlative service to SouthTrust and the Bank during his term of employment and is currently serving as President of SouthTrust and as a member of the Board; and

                  WHEREAS, pursuant to the Retirement Agreement entered into on October 15, 2003, by and between Banton, SouthTrust and the Bank (the "Retirement Agreement"), Banton agreed to retire from active employment and in exchange, SouthTrust agreed to accept Banton's retirement, and agreed to provide certain deferred compensation benefits to Banton as more particularly described in this Plan; and

                  WHEREAS, it is intended that the Plan shall remain unfunded for ERISA and tax purposes; and

                  WHEREAS, SouthTrust has established a trust for the SouthTrust Corporation Julian W. Banton Deferred Compensation Plan and Agreement (hereinafter referred to as the "Trust") for the purpose of providing upon the occurrence of certain events, the benefits described under this Plan.

                  NOW, THEREFORE, IN CONSIDERATION OF THE ABOVE PREMISES, and the mutual covenants hereinafter set forth, faithfully to be kept by the parties hereto, SouthTrust hereby establishes and adopts the SouthTrust Corporation Julian W. Banton Nonqualified Deferred Compensation Plan and Agreement, as an unfunded arrangement to provide cash benefits to Banton pursuant to this Plan.

                                    ARTICLE 1

                                     PURPOSE

                  The purpose of the Plan is to provide financial security to Banton upon his retirement from SouthTrust and the Bank.


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                                    ARTICLE 2

                                   DEFINITIONS

                  2.1 "Actuarial Equivalent" shall have the meaning assigned to it in the SouthTrust Corporation Pension Plan.

                  2.2 "Administrator" shall mean the Human Resource Committee of the Board.

                  2.3 "Board" shall mean the Board of Directors of SouthTrust.

                  2.4 "Change in Control" shall mean any one or more of the following: (i) when any person or group of persons, directly or indirectly, becomes the beneficial owner of, or obtain(s) the right to acquire securities of SouthTrust representing 20% or more of the combined voting power of SouthTrust's outstanding voting stock; (ii) when there is a change in the majority of the members of the Board within any twenty-four month period; (iii) when there is consummated any merger or consolidation which would result in a change in control under any other provision of this paragraph; (iv) upon the adoption of any plan or proposal for the liquidation or dissolution of SouthTrust; or (v) upon the occurrence of any other event that would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934.

                  2.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  2.6 "Effective Date" shall mean the 31st day of December, 2003.

                  2.7 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  2.8 "Nonqualified Retirement Plans" shall mean the following: (a) the SouthTrust Corporation Retirement Plan, as amended; (b) the SouthTrust Corporation Additional Retirement Benefit Plan, as amended; (c) the SouthTrust Corporation Performance Incentive Retirement Benefit Plan, as amended; (d) the SouthTrust Corporation Enhanced Retirement Benefit Plan, as amended; and (e) the SouthTrust Corporation Executive Management Plan, as amended.

                  2.9      "Plan" shall mean the SouthTrust Corporation Julian
W. Banton Nonqualified Deferred Compensation Plan and Agreement established by this document and as may be amended from time to time.

                                    ARTICLE 3

                                   ELIGIBILITY

                  Banton, a highly compensated and select management level employee, shall be the only individual eligible to participate in the Plan.


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                                    ARTICLE 4

                             ESTABLISHMENT OF TRUST

                  The Plan is intended to be an unfunded arrangement for ERISA and tax purposes. SouthTrust is not required to fund this Plan. However, it may do so by setting aside such cash and or other property necessary to pay the benefits set forth hereunder, provided, however, the rights of Banton shall be those of an unsecured creditor. Any and all funds which may be set aside by SouthTrust to satisfy any and the obligations created by this Plan shall be paid by SouthTrust to the Trustee under the Trust which is, at the Effective Date of this Plan, SunTrust Bank, a Georgia corporation ("Trustee").

                                    ARTICLE 5

                                    BENEFITS

                  5.1      Retirement Benefit.

                           (a)      Pursuant to the terms and conditions set
forth in the Retirement Agreement, Banton is entitled to receive an amount equal to the difference between the Actuarial Equivalent of the retirement benefits that Banton has accrued under the Nonqualified Retirement Plans as of December 31, 2003, and the Actuarial Equivalent of the retirement benefits that Banton would have accrued under such plans had Banton remained in continued employment with SouthTrust until age sixty-five (65) at his rate of compensation as of October 15, 2003 (the "Retirement Benefit"); provided, however, that the calculation of the Retirement Benefit shall only take into account increases in the retirement benefits due Banton under the Nonqualified Retirement Plans had Banton remained employed until age 65.

                           (b)      Payment of the Retirement Benefit described
in this Section 5.1 is to be made in the same manner, at the same time, upon occurrence of the same events, and subject to the same conditions provided under the SouthTrust Corporation Pension Plan. In event of Banton's death, payment of the Retirement Benefits described in this Section 5.1 shall be made in the same manner, at the same time, upon the occurrence of the same events, subject to the same conditions and to the same beneficiary as provided under the SouthTrust Corporation Pension Plan.

                  5.2      Additional Retirement Benefit.

                           (a)      In addition to the Retirement Benefit
described in Section 5.1 hereinabove, effective January 1, 2004, SouthTrust shall establish a bookkeeping account in the name of Banton and shall credit such account with $500,000.00 (the "Additional Retirement Benefit"). Such bookkeeping account shall be credited with interest at a rate equal to the interest rate at which accounts are credited under the SouthTrust Deferred Compensation Plan, as the same may be amended from time to time.

                           (b)      Commencing January 1, 2004, and continuing
on the first day of each calendar quarter thereafter until October 1, 2014, SouthTrust shall pay Banton an amount equal to the balance of such bookkeeping account divided by the number of such quarterly installments remaining. In the event of Banton's death prior to October 1, 2014, the remaining quarterly installments shall continue to be paid to Banton's designated beneficiary as described in Section 5.2(c) herein below.

                           (c)      With respect to the Additional Retirement
Benefit described in this Section 5.2, Banton may designate one or more individuals or entities as his beneficiary or change any


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prior designation, such designation or change to be: (i) in writing; (ii) on such form as the Administrator shall prescribe, and (iii) maintained by the Administrator. In the absence of a valid beneficiary designation by Banton, payment of the Additional Retirement Benefit described in this Section 5.2 shall be made to Banton's estate. Any such beneficiary designation shall not apply to the Retirement Benefit described in Section 5.1.

                                    ARTICLE 6

                                 ADMINISTRATION

                  6.1 Administrator. This Plan shall be administered by the Administrator and the Administrator shall be the named fiduciary for the Plan. The Administrator will have the full power to administer the Plan in all of its details, subject to the applicable requirements of law. Any decisions or determinations made by the Administrator with respect to this Plan shall be binding and conclusive as to all parties

                  6.2 Administrator's Powers and Duties. The Administrator shall have the powers and duties to:

                           (a)      Construe and interpret the provisions of the
Plan;

                           (b)      Adopt, amend, or revoke rules and
regulations for the administration of the Plan, provided they are not inconsistent with the provisions of the Plan;

                           (c)      Provide appropriate parties with such
returns, reports, descriptions and statements as may be required by law, within the times prescribed by law and to make them available for examination by Banton when required by law;

                           (d)      Take such other action as may reasonably be
required to administer the Plan in accordance with its terms or as may be provided for or required by law;

                           (e)      Withhold applicable taxes and file with the
Internal Revenue Service appropriate information returns, with respect to distributions made from the Plan; and

                           (f)      Appoint and retain such persons, including a
trustee of the Trust, as may be necessary to carry out the functions of the Administrator.

                           (g)      Upon the occurrence of a Change In Control,
the Administrator shall delegate and the Trustee shall accept any and all administrative duties created by this Agreement.

                                    ARTICLE 7

                               CLAIMS FOR BENEFITS

                  7.1 Claims for benefits under this Plan shall be submitted to the Administrator.

                  7.2 Determination of a Claim. Within 90 days after receipt of the claim by the Administrator, the Administrator shall furnish to the claimant written notice of the decision with respect to the claim. If special circumstances require an extension of time of no more than 90 additional days, then written notice will be given to the claimant before the end of the original 90 day period and will (a) explain the reasons for the delay and (b) specify when a determination of the claim is expected to be made. If the claim is wholly or partially denied, the written notice shall set forth in a manner reasonably


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calculated to be understood by the claimant and shall include: (a) the specific reason or reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of additional material or information that should have been included with the claim, if any, and explain its importance in the determination of the claim; and (d) an explanation of this claims procedure. If the claimant does not receive a denial notice within 90 days of the date he/she filed the claim (or a notice of delay in the processing the claim), the claim shall be deemed denied, and such claimant may appeal the denial in accordance with the procedures set forth herein below.

                  7.3 Denial of a Claim. Within 60 days after receipt by the claimant of written notification of denial of a claim, the claimant or his/her duly authorized representative may appeal such denial by filing with the Administrator a written application for a review of the denial of the claim. In connection with such appeal, the claimant or his duly authorized representative:
(a) will have access to all written comments, documents, and records relating to the claim upon request of the claimant and at no cost to the claimant; (b) may submit all information, documents, and records, regardless of whether such information was submitted or considered in the initial claim determination; and
(c) may request a hearing with the Administrator.

                  7.4 Review of Claim Decision. A decision on review of the denial of the claim shall be made by the Administrator within 60 days after receipt of a written request unless a hearing has been requested and will be issued to the claimant in written or electronic form. If special circumstances require an extension of time for processing of the appeal, the Administrator's decision on review shall be rendered no later than 120 days after receipt of the request for review. If special circumstances require an extension, written notice will be given to the claimant before the end of the original 60 day period and will (a) explain the reasons for the delay and (b) specify when a determination of the claim on review is expected to be made. The claimant will have access to and be permitted to obtain a copy of all documents and records pertaining to his/her appeal. If the claim is denied on appeal, the notification of the claimant will include (a) specific reasons for the decision written in a manner reasonably calculated to be understood by the claimant; (b) contain specific references to the pertinent portions of the documents governing the Plan on which the decision is based; (c) a statement informing the claimant that he/she may access or obtain copies of all relevant documents and records; and
(d) the procedures (if any) for a voluntary appeal, including the right of the claimant to bring a civil action after an appeal.

                  7.5 Legal Action. No legal action may be commenced or maintained against SouthTrust and/or the Bank more than 90 days after the claimant is notified of the Administrator's decision on review pursuant to
Section 7.4 hereinabove.

                                    ARTICLE 8

                                  MISCELLANEOUS

                  8.1 Amendment to Plan. This Plan may be modified or amended, in whole or in part, only in writing signed by the parties hereto.

                  8.2 Termination of Plan. This Plan may only be terminated upon the prior written consent of Banton and SouthTrust.

                  8.3 Unsecured Promise. SouthTrust and Banton acknowledge that this Plan shall create only an unsecured promise by SouthTrust to Banton to pay the benefits set forth herein and the rights of Banton and any beneficiary of his to receive such benefits shall be no greater than that of an unsecured creditor of SouthTrust.


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                  8.4      Assignment of Rights to Benefits. Neither Banton nor
any beneficiary of his shall have the right to transfer, assign, alienate, pledge, or encumber any part of the benefits provided by this Plan, nor shall such benefits be subject to seizure by legal process by any creditor of Banton or any of his beneficiaries. Any attempt to effect such a diversion or seizure shall be deemed null and void for all purposes hereunder.

                  8.5 Unfunded Plan. It is the intention of SouthTrust and Banton that the Plan be unfunded for ERISA and tax purposes.

                  8.6 Right to Employment. This Plan shall not be construed as giving Banton any right to continued employment or future employment with SouthTrust and/or the Bank.

                  8.7 Successors and Assigns. This Plan shall be binding upon and shall inure to the benefit of the parties hereto, and as to SouthTrust, this Plan shall be binding upon and shall inure to the benefit of the successors and assigns of SouthTrust, including any successor or assign of SouthTrust resulting from any merger, consolidation or reorganization of SouthTrust, any sale of assets of SouthTrust or any other business combination involving SouthTrust, and as to Banton, this Plan shall be binding upon and insure to the benefit of Banton's heirs, executors, administrators and personal representatives.

                  8.8 Written Notice. Any notice or other communication required or permitted under the Plan shall be in writing. If directed to SouthTrust, the notice or communication shall be sent to the Board of SouthTrust at the principal executive offices of SouthTrust. If directed to Banton, it shall be sent to Banton at the last known address as it appears on SouthTrust's records.

                  8.9 Entire Plan. This Plan, as completed and executed by SouthTrust and Banton, shall constitute the entire Plan and Agreement between SouthTrust and Banton.

                  8.10 Controlling Law. This Plan shall be governed and construed in accordance with the laws of the State of Alabama, except to the extent that the laws of the United States may be applicable.

                  8.11 Expenses. The costs of administering the Plan will be paid by SouthTrust.

                  8.12 Captions. The captions or headings in this Plan are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan.



                            (SIGNATURE PAGE FOLLOWS)


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                  IN WITNESS WHEREOF, SouthTrust Corporation by and through its duly authorized officers and Banton have caused this instrument to be executed under seal on the 31st day of December, 2003.


                                                SOUTHTRUST CORPORATION

                                     By:       /s/ Wallace D. Malone, Jr.
                                         ---------------------------------------

                                         Its:    Chief Executive Officer

ATTEST:

  /s/ John D. Buchanan                             (SOUTHTRUST)
---------------------------
Its Secretary

[CORPORATE SEAL]





    /s/ Jill W. Shelton                              /s/ Julian W. Banton
---------------------------                  ----------------------------------
Witness                                                Julian W. Banton
                                                       (BANTON)


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